===============================================================================






                              ANGELICA CORPORATION





                                 NOTE AGREEMENT







                           Dated as of March 1, 1995







                     Re:   $30,000,000 8.225% Senior Notes
                                Due May 1, 2006






===============================================================================


                               TABLE OF CONTENTS
                         (Not a part of the Agreement)

SECTION                           HEADING                              PAGE
SECTION 1.      DESCRIPTION OF NOTES AND COMMITMENT                     1

  Section 1.1.    Description of Notes                                  1
  Section 1.2.    Commitment, Closing Date                              1
  Section 1.3.    Other Agreements                                      2

SECTION 2.      PREPAYMENT OF NOTES                                     2

  Section 2.1.    Required Prepayments                                  2
  Section 2.2.    Optional Prepayments                                  3
  Section 2.3.    Notice of Optional Prepayments                        3
  Section 2.4.    Application of Prepayments                            3
  Section 2.5.    Direct Payment                                        3

SECTION 3.      REPRESENTATIONS                                         4

  Section 3.1.    Representations of the Company                        4
  Section 3.2.    Representations of the Purchaser                      4

SECTION 4.      CLOSING CONDITIONS                                      4

  Section 4.1.    Conditions                                            4
  Section 4.2.    Waiver of Conditions                                  6

SECTION 5.      COMPANY COVENANTS                                       6

  Section 5.1.    Corporate Existence, Etc.                             6
  Section 5.2.    Insurance                                             6
  Section 5.3.    Taxes, Claims for Labor and Materials,
                  Compliance with Laws                                  6
  Section 5.4.    Maintenance, Etc.                                     7
  Section 5.5.    Nature of Business                                    7
  Section 5.6.    Consolidated Net Worth                                7
  Section 5.7.    Limitations on Funded Debt                            7
  Section 5.8.    Limitation on Liens                                   8
  Section 5.9.    Limitation on Sale and Leasebacks                     9
  Section 5.10.   Mergers, Consolidations and Sales of Assets          10
  Section 5.11.   Repurchase of Notes                                  11
  Section 5.12.   Transactions with Affiliates                         11
  Section 5.13.   Termination of Pension Plans                         11
  Section 5.14.   Reports and Rights of Inspection                     12

SECTION 6.      EVENTS OF DEFAULT AND REMEDIES THEREFOR                15

  Section 6.1.    Events of Default                                    15

                                    -i-

  Section 6.2.    Notice to Holders                                    16
  Section 6.3.    Acceleration of Maturities                           16
  Section 6.4.    Rescission of Acceleration                           17

SECTION 7.      AMENDMENTS, WAIVERS AND CONSENTS                       17

  Section 7.1.    Consent Required                                     17
  Section 7.2.    Solicitation of Holders                              18
  Section 7.3.    Effect of Amendment or Waiver                        18

SECTION 8.      INTERPRETATION OF AGREEMENT                            18

  Section 8.1.    Definitions                                          18
  Section 8.2.    Accounting Principles                                24
  Section 8.3.    Directly or Indirectly                               24

SECTION 9.      MISCELLANEOUS                                          25

  Section 9.1.    Registered Notes                                     25
  Section 9.2.    Exchange of Notes                                    25
  Section 9.3.    Loss, Theft, Etc. of Notes                           25
  Section 9.4.    Expenses, Stamp Tax Indemnity                        26
  Section 9.5.    Powers and Rights Not Waived                         26
  Section 9.6.    Notices                                              26
  Section 9.7.    Successors and Assigns                               27
  Section 9.8.    Survival of Covenants and Representations            27
  Section 9.9.    Severability                                         27
  Section 9.10.   Governing Law                                        27
  Section 9.11.   Captions                                             27

Signature                                                              28

ATTACHMENTS TO NOTE AGREEMENT:

Schedule I   -  Names and Addresses of Purchasers and Amounts
                of Commitments
Schedule II  -  Funded Debt of the Company and its
                Subsidiaries as of March 25, 1995
Schedule III -  Liens Securing Funded Debt (including
                Capitalized Leases) as of March 25, 1995
Exhibit A    -  Form of 8.225% Senior Note due May 1, 2006
Exhibit B    -  Representations and Warranties of the Company
Exhibit C    -  Description of Special Counsel's Closing
                Opinion
Exhibit D    -  Description of Closing Opinion of Counsel to
                the Company

                              ANGELICA CORPORATION
                           424 South Woods Mill Road
                         Chesterfield, Missouri  63017


                                 NOTE AGREEMENT


                      Re:  $30,000,000 8.225% Senior Notes
                                Due May 1, 2006
                                ---------------
                                                                    Dated as of
                                                                  March 1, 1995
To the Purchaser named in Schedule I
  hereto which is a signatory of this
  Agreement

Gentlemen:

     The undersigned, ANGELICA CORPORATION, a Missouri corporation (the "Company"), agrees with you as follows:


SECTION 1.   DESCRIPTION OF NOTES AND COMMITMENT.

     Section 1.1. Description of Notes. The Company will authorize the issue and sale of $30,000,000 aggregate principal amount of its 8.225% Senior Notes (the "Notes") to be dated the date of issue, to bear interest from such date at the rate of 8.225% per annum, payable quarterly on the first day of each February, May, August and November in each year (commencing August 1, 1995) and at maturity and to bear interest on overdue principal (including any overdue required or optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest at the Overdue Rate after the due date, whether by acceleration or otherwise, until paid, to be expressed to mature on May 1, 2006, and to be substantially in the form attached hereto as Exhibit A. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the premium, if any, set forth in Sec. 2 of this Agreement. The term "Notes" as used herein shall include each Note delivered pursuant to this Agreement and the separate agreements with the other purchasers named in Schedule I. You and the other purchasers named in Schedule I are hereinafter sometimes referred to collectively as the "Purchasers".

     Section 1.2. Commitment, Closing Date. Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to you, and you agree to purchase from the Company, Notes in the principal amount set forth opposite your name on Schedule I hereto at a price of 100% of the principal amount thereof on the Closing Date hereafter mentioned.

     Delivery of the Notes will be made at the offices of Chapman and Cutler, 111 West Monroe Street, Chicago, Illinois 60603, against payment therefor in Federal Reserve or other funds current and immediately available at the principal office of The Boatmen's National Bank of St. Louis, 800 Market Street, St. Louis, Missouri 63101, in the amount of the purchase price at 10:00 A.M., St. Louis time, on May 1, 1995 or such later date as shall mutually be agreed upon by the Company and the Purchasers (the "Closing Date"). The Notes delivered to you on the Closing Date will be delivered to you in the form of a single registered
Note in the form attached hereto as Exhibit A for the full amount of your purchase (unless different denominations are specified by you), registered in your name or in the name of your nominee, all as you may specify at any time prior to the date fixed for delivery.

     Section 1.3. Other Agreements. Simultaneously with the execution and delivery of this Agreement, the Company is entering into similar agreements with the other Purchasers under which such other Purchasers agree to purchase from the Company the principal amount of Notes set opposite such Purchasers' names in
Schedule I, and your obligation and the obligations of the Company hereunder are subject to the execution and delivery of the similar agreements by the other Purchasers. This Agreement and said similar agreements with the other Purchasers are herein collectively referred to as the "Agreements". The obligations of each Purchaser shall be several and not joint and no Purchaser shall be liable or responsible for the acts of any other Purchaser.


SECTION 2.   PREPAYMENT OF NOTES.

     No prepayment of the Notes may be made except to the extent and in the manner expressly provided in this Agreement.

     Section 2.1.  Required Prepayments. The Company agrees that on
May 1 in each of the years set forth in the table below, it will prepay and apply and there shall become due and payable on the principal indebtedness evidenced by the Notes the lesser of (i) the amount set opposite such year in the table below or (ii) the principal amount of the Notes then outstanding:

          YEAR                                 PRINCIPAL
         (MAY 1)                               PREPAYMENT
          2002                                $ 4,000,000
          2005                                $14,000,000

The entire remaining principal amount of the Notes shall become due and payable on May 1, 2006. No premium shall be payable in connection with any required prepayment made pursuant to this Sec. 2.1.

     In the event that the Company shall prepay less than all of the Notes pursuant to Sec. 2.2 hereof, the amounts of the prepayments required by this Sec. 2.1 shall be reduced by an amount which is the same percentage of such required prepayment as the percentage that the principal amount of Notes prepaid pursuant to Sec. 2.2 is of the aggregate principal amount of outstanding Notes immediately prior to such prepayment.

     Section 2.2. Optional Prepayments. In addition to the payments required by Sec. 2.1, upon compliance with Sec. 2.3, the Company shall have the privilege, at any time and from time to time of prepaying the outstanding Notes, either in whole or in part (but if in part then in a minimum principal amount of $100,000) by payment of the principal amount of the Notes, or portion thereof to be prepaid, and accrued interest thereon to the date of such prepayment, together with a premium equal to the Make-Whole Amount, determined as of two Business Days prior to the date of such prepayment pursuant to this Sec. 2.2, if such prepayment is made prior to May 1, 2005 and without a premium if such prepayment is made on or after May 1, 2005.

     Section 2.3. Notice of Optional Prepayments. The Company will give notice of any prepayment of the Notes pursuant to Sec. 2.2 to each holder thereof not less than 30 days nor more than 60 days before the date fixed for such optional prepayment specifying (a) such date, (b) the principal amount of the holder's Notes to be prepaid on such date and (c) the accrued interest applicable to the prepayment. Such notice shall also specify (1) that a premium may be payable, (2) the date when such premium will be calculated, and (3) the estimated premium. Such notice of prepayment shall also certify all facts, if any, which are conditions precedent to any such prepayment. Notice of prepayment having been so given, the aggregate principal amount of the Notes specified in such notice, together with accrued interest thereon and the premium, if any, payable with respect thereto shall become due and payable on the prepayment date specified in said notice. Two Business Days prior to the prepayment date specified in such notice, the Company shall provide each holder of a Note written notice of the premium, if any, payable in connection with such prepayment and, whether or not any premium is payable, a reasonably detailed computation of the Make-Whole Amount.

     Section 2.4.  Application of Prepayments. All partial
prepayments shall be applied on all outstanding Notes ratably in accordance with the unpaid principal amounts thereof.

     Section 2.5. Direct Payment. Notwithstanding anything to the contrary contained in this Agreement or the Notes, in the case of any Note owned by you or your nominee or owned by any subsequent Institutional Holder which has given written notice to the Company requesting that the provisions of this Sec. 2.5 shall apply, the Company will punctually pay when due the principal thereof, interest thereon and premium, if any, due with respect to said principal, without any presentment thereof, directly to you, to your nominee or to such subsequent Institutional Holder at your address or your nominee's address set forth in Schedule I hereto or such other address as you, your nominee or such subsequent Institutional Holder may from time to time designate in writing to the Company or, if a bank account with a United States bank is designated for you or your nominee on Schedule I hereto or in any written notice to the Company from you, from your nominee or from any such subsequent Institutional Holder, the Company will make such payments in immediately available funds to such bank account, marked for attention as indicated, or in such other manner or to such other account in any United
States bank as you, your nominee or any such subsequent Institutional Holder may from time to time direct in writing.

SECTION 3.   REPRESENTATIONS.

     Section 3.1. Representations of the Company. The Company represents and warrants that all representations and warranties set forth in Exhibit B are true and correct as of the date hereof and are incorporated herein by reference with the same force and effect as though herein set forth in full.

     Section 3.2. Representations of the Purchaser. (a) You represent, and in entering into this Agreement the Company understands, that you are acquiring the Notes for the purpose of investment and not with a view to the distribution thereof, and that you have no present intention of selling, negotiating or otherwise disposing of the Notes; it being understood, however, that the disposition of your property shall at all times be and remain within your control. Without limiting the foregoing, you agree that you will only reoffer or resell the Notes purchased by you under this Agreement in accordance with any available exemption from the requirements of Section 5 of the Securities Act of 1933, as amended, and, in any event, in accordance with any applicable state Securities laws.

     (b) You further represent that either: (1) you are acquiring the Notes with assets from your general account and not with the assets of any separate account in which any employee benefit plan has any interest; (2) no part of the funds to be used by you to purchase the Notes constitutes assets allocated to any separate account maintained by you such that the application of such funds constitutes a prohibited transaction under
Section 406 of ERISA; or (3) all or a part of such funds constitute assets of one or more separate accounts, trusts or a commingled pension trust maintained by you, and you have disclosed to the Company the names of such employee benefit plans whose assets in such separate account or accounts or pension trusts exceed 10% of the total assets or are expected to exceed 10% of the total assets of such account or accounts or trusts as of the date of such purchase and the Company has advised you in writing (and in making the representations set forth in this clause (3) you are relying on such advice) that the Company is not a party-in-interest nor are the Notes employer securities with respect to the particular employee benefit plan disclosed to the Company by you as aforesaid (for the purpose of this clause
(3), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan). As used in this Sec. 3.2(b), the terms "separate account", "party-in-interest", "employer securities" and "employee benefit plan" shall have the respective meanings assigned to them in ERISA.


SECTION 4.   CLOSING CONDITIONS.

     Section 4.1. Conditions. Your obligation to purchase the Notes on the Closing Date shall be subject to the performance by the Company of its agreements hereunder which by the terms hereof are to be performed at or prior to the time of delivery of the Notes and to the following further conditions precedent:

          (a) Closing Certificate. You shall have received a certificate dated the Closing Date, signed by the President or a Vice President of the Company, the truth and accuracy of which shall be a condition to your obligation to purchase the Notes proposed to be sold to you and to the effect that (1) the representations and warranties of the Company set forth in Exhibit B hereto are true and correct on and with respect to the Closing Date, (2) the Company has performed all of its obligations hereunder which are to be performed on or prior to the Closing Date, and (3) no Default or Event of Default has occurred and is continuing.

          (b) Legal Opinions. You shall have received from Chapman and Cutler, who are acting as your special counsel in this transaction, and from Jill Witter, Esq., General Counsel for the Company, their respective opinions dated the Closing Date, in form and substance satisfactory to you, and covering the matters set forth in Exhibits C and D, respectively, hereto.

          (c) Company's Existence and Authority. On or prior to the Closing Date, you shall have received, in form and substance reasonably satisfactory to you and your special counsel, such documents and evidence with respect to the Company as you may reasonably request in order to establish the existence and good standing of the Company and the authorization of the transactions contemplated by this Agreement.

          (d) Related Transactions. The Company shall have consummated the sale of the entire principal amount of the Notes scheduled to be sold on the Closing Date pursuant to this Agreement and the other agreements referred to in Sec. 1.3.

          (e) Private Placement Number. On or prior to the Closing Date, special counsel to the Purchasers shall have duly made the appropriate filings with Standard & Poor's CUSIP Service Bureau, as agent for the National Association of Insurance Commissioners, in order to obtain a private placement number for the Notes.

          (f) Funding Instructions. At least three Business Days prior to the Closing Date, you shall have received written instructions executed by a Responsible Officer of the Company directing the manner of the payment of funds and setting forth (1) the name and address of the transferee bank, (2) such transferee bank's ABA number, (3) the account name and number into which the purchase price for the Notes is to be deposited, and (4) the name and telephone number of the account representative responsible for verifying receipt of such funds.

          (g) Special Counsel Fees. Concurrently with the delivery of the Notes to you on the Closing Date, the charges and disbursements of Chapman and Cutler, your special counsel, shall have been paid by the Company.

          (h) Legality of Investment. The Notes to be purchased by you shall be a legal investment for you under the laws of each jurisdiction to which you may be subject (without resort to any so-called "basket provisions" to such laws).

          (i) Satisfactory Proceedings. All proceedings taken in connection with the transactions contemplated by this Agreement, and all documents necessary to the consummation thereof, shall be satisfactory in form and substance to you and your special counsel, and you shall have received a copy (executed or certified as may be appropriate) of all legal documents or proceedings taken in connection with the consummation of said transactions.

     Section 4.2. Waiver of Conditions. If on the Closing Date the Company fails to tender to you the Notes to be issued to you on such date or if the conditions specified in Sec. 4.1 have not been fulfilled, you may thereupon elect to be relieved of all further obligations under this Agreement. Without limiting the foregoing, if the conditions specified in Sec. 4.1 have not been fulfilled, you may waive compliance by the Company with any such condition to such extent as you may in your sole discretion determine. Nothing in this Sec. 4.2 shall operate to relieve the Company of any of its obligations hereunder or to waive any of your rights against the Company.


SECTION 5.   COMPANY COVENANTS.

     From and after the Closing Date and continuing so long as any amount remains unpaid on any Note:

     Section 5.1. Corporate Existence, Etc. The Company will preserve and keep in full force and effect, and will cause each Restricted Subsidiary to preserve and keep in full force and effect, its corporate existence and all licenses and permits necessary to the proper conduct of its business, provided that the foregoing shall not prevent any transaction permitted by Sec. 5.10.

     Section 5.2. Insurance. The Company will maintain, and will cause each Restricted Subsidiary to maintain, insurance coverage by financially sound and reputable insurers and in such forms and amounts and against such risks as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties.

     Section 5.3. Taxes, Claims for Labor and Materials, Compliance with Laws. (a) The Company will promptly pay and discharge, and will cause each Restricted Subsidiary promptly to pay and discharge, all lawful taxes, assessments and governmental charges or levies imposed upon the Company or such Restricted Subsidiary, respectively, or upon or in respect of all or any part of the property or business of the Company or such Restricted
Subsidiary, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a Lien upon any property of the Company or such Restricted Subsidiary; provided the Company or such Restricted Subsidiary shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (1) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any property of the Company or such Restricted Subsidiary or any material interference with the use thereof by the Company or such Restricted Subsidiary, and (2) the Company or such Restricted Subsidiary shall set aside on its books, reserves deemed by it to be adequate with respect thereto.

     (b) The Company will promptly comply and will cause each Subsidiary to comply with all laws, ordinances or governmental rules and regulations to which it is subject including, without limitation, the Occupational Safety and Health Act of 1970, as amended, ERISA and all laws, ordinances, governmental rules and regulations relating to environmental protection in all applicable jurisdictions, the violation of which could materially and adversely affect the properties, business, prospects, profits or financial condition of the Company and its Restricted Subsidiaries or would result in any Lien not permitted under Sec. 5.8.

     Section 5.4. Maintenance, Etc. The Company will maintain, preserve and keep, and will cause each Restricted Subsidiary to maintain, preserve and keep, its properties which are used or useful in the conduct of its business (whether owned in fee or a leasehold interest) in good repair and working order and from time to time will make all necessary repairs, replacements, renewals and additions so that at all times the efficiency thereof shall be maintained.

     Section 5.5. Nature of Business. Neither the Company nor any Restricted Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Restricted Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and its Restricted Subsidiaries on the date of this Agreement.

     Section 5.6. Consolidated Net Worth. The Company will at all times keep and maintain Consolidated Net Worth at an amount not less than $160,000,000.

     Section 5.7. Limitations on Funded Debt. (a) The Company will not, and will not permit any Restricted Subsidiary to, create, issue, assume, guarantee or otherwise incur or in any manner become liable in respect of any Funded Debt, except:

          (1)  Funded Debt evidenced by the Notes;

          (2)  Funded Debt of the Company and its Restricted
     Subsidiaries outstanding as of March 25, 1995 and described on Schedule II attached to this Agreement;

          (3) additional Funded Debt of the Company and its Restricted Subsidiaries, provided that at the time of issuance thereof and after giving effect thereto and to the application of the proceeds thereof:

                (i) Consolidated Funded Debt would not exceed 55% of Consolidated Net Tangible Assets, and

               (ii) in the case of the issuance of any Funded Debt of the Company secured by Liens permitted by Sec. 5.8(h) and any Funded Debt of a Restricted Subsidiary, the sum, without duplication, of
          (A) Consolidated Attributable Indebtedness, (B) Consolidated Secured Funded Debt secured by Liens permitted and incurred within the limitations of Sec. 5.8(h), and (C) the aggregate amount of all Funded Debt of Restricted Subsidiaries, would not exceed 10% of Consolidated Net Tangible Assets; and

          (4)  Funded Debt of a Restricted Subsidiary to the
     Company or to a Wholly-owned Restricted Subsidiary.

     (b) Funded Debt issued or incurred in accordance with the limitations of Sec. 5.7(a)(2) or (3) may be renewed, extended or refunded (without any increase in principal amount remaining unpaid at the time of such renewal, extension or refunding) without regard to the limitations of Sec. 5.7(a)(3).

     (c) Any corporation which becomes a Restricted Subsidiary after the date hereof shall for all purposes of this Sec. 5.7 be deemed to have created, assumed or incurred at the time it becomes a Restricted Subsidiary all Funded Debt of such corporation existing immediately after it becomes a Restricted Subsidiary.

     Section 5.8. Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, create or incur, or suffer to be incurred or to exist, any Lien on its or their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire, or permit any Restricted Subsidiary to acquire, any property or assets upon conditional sales agreements or other title retention devices, except:

          (a) Liens for taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen, provided that payment thereof is not at the time required by Sec. 5.3;

          (b) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or a Restricted Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

          (c) Liens incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with workers' compensation, unemployment insurance and other like laws, warehousemen's and attorneys' liens and statutory landlords' liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money, provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

          (d) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Company and its Restricted Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries;

          (e)  Liens securing Indebtedness of a Restricted
     Subsidiary to the Company or to a Wholly-owned Restricted
     Subsidiary;

          (f) Liens existing as of March 25, 1995 and described on Schedule III attached to this Agreement;

          (g) Liens incurred after the Closing Date given to secure the payment of the purchase price incurred in connection with the acquisition (and, in the case of real property, the construction) of fixed assets useful and intended to be used in carrying on the business of the Company or a Restricted Subsidiary, including Liens existing on such fixed assets at the time of acquisition thereof or at the time of acquisition by the Company or a Restricted Subsidiary of any business entity then owning such fixed assets, whether or not such existing Liens were given to secure the payment of the purchase price of the fixed assets to which they attach so long as they were not incurred, extended or renewed in contemplation of such acquisition, provided that (1) the Lien shall attach solely to the fixed assets acquired, constructed or purchased, (2) the Lien shall have been created or incurred by the Company or a Restricted Subsidiary within twelve (12) months after the date of acquisition (or, in the case of real property, completion of construction) of such fixed assets, (3) at the time of acquisition of such fixed assets, the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such fixed assets whether or not assumed by the Company or a Restricted Subsidiary shall not exceed the lesser of the total purchase price or fair market value at the time of acquisition of such fixed assets (as determined in good faith by the Board of Directors of the Company), and (4) all such Indebtedness shall have been incurred within the limitations provided in Sec. 5.7(a)(3)(i);

          (h) Liens incurred after the Closing Date by the Company or any Restricted Subsidiary given to secure Funded Debt of the Company or any Restricted Subsidiary in addition to the Liens permitted by the preceding clauses (a) through
     (g) hereof; provided that all Indebtedness secured by Liens incurred pursuant to this Sec. 5.8(h) shall have been incurred within the limitations provided in Sec. 5.7(a)(3)(i) and (ii); and

          (i) any extension, renewal or replacement of any Lien permitted by the preceding clauses (e), (f), (g) and (h) hereof in respect of the same property theretofor subject to such Lien in connection with the extension, renewal or refunding of the Indebtedness secured thereby; provided that
     (1) such Lien shall attach solely to the same such property, and (2) such extension, renewal or refunding of such Indebtedness shall be without increase in the principal remaining unpaid as of the date of such extension, renewal or refunding.

     Section 5.9.  Limitation on Sale and Leasebacks.  The
Company will not, and will not permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, whereby the Company or such Restricted Subsidiary shall in one or more related transactions sell, transfer or otherwise dispose of any property owned by the Company or such Restricted Subsidiary more than 180 days after the later of the date of initial acquisition of such property or completion or occupancy thereof, as the case may be, by the Company or such Restricted Subsidiary, and then rent or lease, as lessee, such property or any part thereof for a period or periods which in the aggregate would exceed thirty-six months from the date of commencement of the lease term (a "Sale and Leaseback Transaction"), provided that the foregoing restriction shall not apply to any Sale and Leaseback Transaction if immediately after the consummation of such Sale and Leaseback Transaction and after giving effect thereto, either of the following conditions is satisfied:

          (a)  the sale of such property is for cash
     consideration which (after deduction of any expenses incurred by the Company or any Restricted Subsidiary in connection with such Sale and Leaseback Transaction and any other applicable expenses) equals or exceeds the fair market value of the property so sold (as determined in good faith by the Board of Directors of the Company) and the net proceeds from such sale are applied to the purchase or acquisition (and, in the case of real property, the construction) of tangible assets useful and intended to be used by the Company or a Restricted Subsidiary in the ordinary course of its business (provided that in any such event the Company and its Restricted Subsidiaries shall not then or thereafter cause or permit or agree or consent to cause or permit such tangible assets to be subject to any
     Lien) or to the prepayment at the applicable prepayment premium, if any, on a pro rata basis, of Indebtedness for borrowed money of the Company or a Restricted Subsidiary; or

          (b) after giving effect to the consummation of such Sale and Leaseback Transaction and to the application of the proceeds therefrom, the sum, without duplication, of (1) Consolidated Attributable Indebtedness (including the Consolidated Attributable Indebtedness to be incurred in connection with such Sale and Leaseback Transaction), (2) Consolidated Secured Funded Debt secured by Liens permitted and incurred within the limitations of Sec. 5.8(h) and (3) Funded Debt of Restricted Subsidiaries shall not exceed 10% of Consolidated Net Tangible Assets.

     Section 5.10. Mergers, Consolidations and Sales of Assets. The Company will not, and will not permit any Restricted Subsidiary to, consolidate with or be a party to a merger with any other corporation or sell, lease or otherwise dispose of all or substantially all of the assets of the Company and its Restricted
Subsidiaries, provided, however, that:

          (a) any Restricted Subsidiary may merge or consolidate with or into the Company or any Wholly-owned Restricted
     Subsidiary so long as in any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation;

          (b) the Company may consolidate or merge with any other corporation if (1) the Company shall be the surviving or continuing corporation, (2) at the time of such consolidation or merger and after giving effect thereto no Default or Event of Default shall have occurred and be continuing, and (3) the surviving or continuing corporation would be permitted by the provisions of Sec. 5.7(a)(3) to incur at least $1.00 of additional Funded Debt; and

          (c) the Company may consolidate or merge with any other corporation if (1) the corporation which results from such merger or consolidation (the "surviving corporation") is organized under the laws of the United States or a jurisdiction thereof, (2) the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes, according to their tenor, and the due and punctual performance and observance of all of the covenants in the Notes and this Agreement to be performed or observed by the Company are expressly assumed in writing by the surviving corporation and the surviving corporation shall furnish the holders of the Notes an opinion of counsel reasonably satisfactory to such holders to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of the surviving corporation enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally, and subject, as to enforceability, to general principals of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), (3) at the time of such consolidation or merger and immediately after giving effect thereto, no Default or Event of Default would exist, and (4) the surviving corporation would be permitted by the provisions of Sec. 5.7(a)(3) to incur $1.00 of additional Funded Debt.

     Section 5.11. Repurchase of Notes. Neither the Company nor any Restricted Subsidiary or Affiliate, directly or indirectly, may repurchase or make any offer to repurchase any Notes unless an offer has been made to repurchase Notes, pro rata, from all holders of the Notes at the same time and upon the same terms.
In case the Company repurchases or otherwise acquires any Notes, such Notes shall immediately thereafter be cancelled and no Notes shall be issued in substitution therefor. Without limiting the foregoing, upon the purchase or other acquisition of any Notes by the Company, any Restricted Subsidiary or any Affiliate, such Notes shall no longer be outstanding for purposes of any section of this Agreement relating to the taking by the holders of the Notes of any actions with respect hereto, including, without limitation, Sec. 6.3, Sec. 6.4 and Sec. 7.1.

     Section 5.12. Transactions with Affiliates. The Company will not, and will not permit any Restricted Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Restricted Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would obtain in a comparable arm's-length transaction with a Person other than an Affiliate.

     Section 5.13. Termination of Pension Plans. The Company will not and will not permit any Subsidiary to withdraw from any Multiemployer Plan or permit any employee benefit plan maintained by it to be terminated if such withdrawal or termination could result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA) in an amount which would materially and adversely affect the business, prospects, profits, properties or financial condition of the Company and its Restricted Subsidiaries, taken as a whole, or the imposition of a Lien on any property of the Company or any Subsidiary pursuant to
Section 4068 of ERISA.

     Section 5.14. Reports and Rights of Inspection. The Company will keep, and will cause each Restricted Subsidiary to keep, proper books of record and account in which full and correct entries will be made of all dealings or transactions of, or in relation to, the business and affairs of the Company or such Restricted Subsidiary, in accordance with GAAP consistently applied (except for changes disclosed in the financial statements furnished to you pursuant to this Sec. 5.14 and concurred in by the independent public accountants referred to in Sec. 5.14 hereof), and will furnish to you so long as you are the holder of any Note and to each other Institutional Holder of the then outstanding Notes (in duplicate if so specified below or otherwise requested):

          (a) Quarterly Statements. As soon as available and in any event within 60 days after the end of each quarterly fiscal period (except the last) of each fiscal year, copies of:

               (1) a consolidated balance sheet of the Company and its consolidated Subsidiaries as of the close of such quarterly fiscal period, setting forth in comparative form the consolidated figures for the fiscal year then most recently ended,

               (2) a consolidated statement of income of the Company and its consolidated Subsidiaries for such quarterly fiscal period and for the portion of the fiscal year ending with such quarterly fiscal period, in each case setting forth in comparative form the consolidated figures for the corresponding periods of the preceding fiscal year, and

               (3) a consolidated statement of cash flows of the Company and its consolidated Subsidiaries for the portion of the fiscal year ending with such quarterly fiscal period, setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified as complete and correct by an authorized financial officer of the Company; provided, that the Company will have satisfied the requirements of this Sec. 5.14(a) by the delivery within the time period described hereinabove of its quarterly reports on Form 10-Q as filed with the Commission so long as such Forms 10-Q together contain quarterly statements reflecting the financial position and results of operations of the Company and its consolidated Subsidiaries for such quarters;

          (b) Annual Statements. As soon as available and in any event within 120 days after the close of each fiscal year of the Company, copies of:

               (1) a consolidated balance sheet of the Company and its consolidated Subsidiaries as of the close of such fiscal year, and

               (2)  a consolidated statement of income and
          retained earnings and cash flows of the Company and its consolidated Subsidiaries for such fiscal year,

     in each case setting forth in comparative form the consolidated figures for the preceding fiscal year, all in reasonable detail and accompanied by a report thereon of a firm of independent public accountants of recognized national standing selected by the Company to the effect that the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the end of the fiscal year being reported on and the consolidated results of the operations and cash flows for said year in conformity with GAAP and that the examination of such accountants in connection with such financial statements has been conducted in accordance with generally accepted auditing standards and included such tests of the accounting records and such other auditing procedures as said accountants deemed necessary in the circumstances; provided, that the Company will have satisfied the requirements of this Sec. 5.14(b) by the delivery within the time period described hereinabove of its annual report to shareholders and its annual reports on Form 10-K as filed with the Commission so long as such annual reports to shareholders and Forms 10-K together contain annual statements reflecting the financial position and results of operations of the Company and consolidated Subsidiaries for such years;

          (c) SEC and Other Reports. Promptly upon their becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Company to stockholders generally and of each regular or periodic report (other than Form S-8 or any other form relating to employee benefit plans or dividend reinvestment plans), and any registration statement or prospectus filed by the Company or any Subsidiary with any Securities exchange or the Commission or any successor agency;

          (d) Officer's Certificates. Within the periods provided in paragraphs (a) and (b) above, a certificate of a Responsible Officer of the Company stating that such officer has reviewed the provisions of this Agreement and setting forth: (1) the information and computations (in sufficient detail) required in order to establish whether the Company was in compliance with the requirements of Sec. 5.6 through Sec. 5.10 at the end of the period covered by the financial statements then being furnished, and (2) whether there existed as of the date of such financial statements and whether, to the best of such officer's knowledge, there exists on the date of the certificate or existed at any time during the period covered by such financial statements any Default or Event of Default and, if any such condition or event exists on the date of the certificate, specifying the nature and period of existence thereof and the action the Company is taking and proposes to take with respect thereto;

          (e) Accountant's Certificates. Within the period provided in paragraph (b) above, a certificate of the accountants who render an opinion with respect to such financial statements, stating that they have reviewed this Agreement and stating further whether, in making their audit, such accountants have become aware of any Default or Event of Default under any of the terms or provisions of this Agreement insofar as any such terms or provisions pertain to or involve accounting matters or determinations, and if any such condition or event then exists, specifying the nature and period of existence thereof; and

          (f)  Requested Information.  With reasonable
     promptness, such other data and information as you or any such Institutional Holder may reasonably request.

Without limiting the foregoing, the Company will permit you, so long as you are the holder of any Note, and each Institutional Holder of the then outstanding Notes (or such Persons as either you or such Institutional Holder may designate), to visit and inspect, under the Company's guidance, any of the properties of the Company or any Restricted Subsidiary, to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss their respective affairs, finances and accounts with their respective officers, employees, and independent public accountants (and by this provision the Company authorizes said accountants to discuss with you the finances and affairs of the Company and its Restricted Subsidiaries) all at such reasonable times and as often as may be reasonably requested. Any visitation shall be at the sole expense of you or such Institutional Holder, unless a Default or Event of Default shall have occurred and be continuing or the holder of any Note or of any other evidence of Indebtedness of the Company or any Restricted Subsidiary gives any written notice or takes any other action with respect to a claimed default, in which case, any such visitation or inspection shall be at the sole expense of the Company.

     All information which is furnished to or obtained by any holder of any Note pursuant to this Sec. 5.14 shall be received and held in confidence unless or until the same has been publicly disclosed; provided, however, nothing herein contained shall limit or impair the right or obligation of any Institutional
Holder of the Notes to disclose such information: (1) to its auditors, attorneys, employees or agents, (2) when required by any law, ordinance or governmental order, regulation, rule, policy, investigation or any regulatory authority request, (3) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state, provincial or Federal regulatory body having or claiming to have jurisdiction over such Institutional Holder or to the United States National Association of Insurance Commissioners or similar organizations or their successors, (4) which is publicly available or readily ascertainable from public sources, or which is received by any Institutional Holder of the Notes from a third Person who or which is not bound to keep the same confidential, (5) in connection with any proceeding, case or matter pending (or on its face purported to be pending) before any court, tribunal, arbitration board or any governmental agency, commission, authority, board or similar entity, (6) in connection with the enforcement by an Institutional Holder of its rights under or in respect of this Agreement or the Notes after the occurrence of a Default or Event of Default, or (7) to the extent necessary in connection with any contemplated transfer of any of the Notes by an Institutional Holder thereof (it being understood and agreed that any such transferee which purchases such Notes shall itself be bound by the terms and provisions hereof).

SECTION 6.   EVENTS OF DEFAULT AND REMEDIES THEREFOR.

     Section 6.1. Events of Default. Any one or more of the following shall constitute an "Event of Default" as such term is used herein:

          (a) Default shall occur in the payment of interest on any Note when the same shall have become due and such default shall continue for more than five Business Days; or

          (b) Default shall occur in the making of any required prepayment on any of the Notes as provided in Sec. 2.1; or

          (c) Default shall occur in the making of any payment of the principal of any Note or premium, if any, thereon at the expressed or any accelerated maturity date or at any date fixed for prepayment; or

          (d) Default shall occur in the observance or performance of any other provision of this Agreement which is not remedied within 30 days after the earlier of (1) the day on which a Responsible Officer of the Company first obtains knowledge of such default, or (2) the day on which written notice thereof is given to the Company by the holder of any Note; or

          (e) Default shall be made in the payment of principal of or interest on any evidence of Indebtedness of the Company or any Restricted Subsidiary for borrowed money aggregating $5,000,000 or more, as and when the same shall become due and payable by the lapse of time, by declaration, by call for redemption or otherwise, and such default shall continue beyond the period of grace, if any, allowed with respect thereto; or

          (f) Default or the happening of an event shall occur under any indenture, agreement, or other instrument under which any Indebtedness of the Company or any Restricted Subsidiary for borrowed money in an amount aggregating $5,000,000 or more may be issued and such default or event shall occur at the maturity of, or result in the acceleration of the maturity of, any Indebtedness of the Company or any Restricted Subsidiary outstanding thereunder, and such acceleration shall not have been rescinded or annulled within the period of grace, if any, allowed with respect thereto;

          (g) Any representation or warranty made by the Company herein, or made by the Company in any statement or certificate furnished by the Company in connection with the consummation of the issuance and delivery of the Notes or furnished by the Company pursuant hereto, is untrue in any material respect as of the date of the issuance or making thereof; or

          (h) Final judgment or judgments for the payment of money aggregating in excess of $500,000 is or are outstanding against the Company or any Restricted Subsidiary or against any property or assets of either and any one of such judgments has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 30 days from the date of its entry; or

          (i) A custodian, liquidator, trustee or receiver is appointed for the Company or any Restricted Subsidiary or for the major part of the property of either and is not discharged within 60 days after such appointment; or

          (j) The Company or any Restricted Subsidiary becomes insolvent or bankrupt, is generally not paying its debts as they become due or makes an assignment for the benefit of creditors, or the Company or any Restricted Subsidiary applies for or consents to the appointment of a custodian, liquidator, trustee or receiver for the Company or such Restricted Subsidiary or for the major part of the property of either; or

          (k) Bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against the Company or any Restricted Subsidiary and, if instituted against the Company or any Restricted Subsidiary, are consented to or are not dismissed within 60 days after such institution.

     Section 6.2. Notice to Holders. When any Event of Default described in the foregoing Sec. 6.1 has occurred, or if the holder of any Note or of any other evidence of Indebtedness for borrowed money of the Company gives any notice or takes any other action with respect to a claimed default, the Company agrees to give notice within three Business Days of such event to all holders of the Notes then outstanding.

     Section 6.3. Acceleration of Maturities. When any Event of Default described in paragraph (a), (b) or (c) of Sec. 6.1 has happened and is continuing, any holder of any Note may, by notice in writing sent in the manner provided in Sec. 9.6 to the Company, declare the entire principal and all interest accrued on such Note to be, and such Note shall thereupon become forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.
When any Event of Default described in paragraph (a), (b) or (c) of Sec. 6.1 has happened and is continuing, the holder or holders of 25% or more of the principal amount of the Notes at the time outstanding may, and when any Event of Default described in paragraphs (d) through (h), inclusive, of said Sec. 6.1 has happened and is continuing, the holder or holders of 51% or more of the principal amount of the Notes at the time outstanding may, by notice in writing sent in the manner provided in Sec. 9.6 to the Company, declare the entire principal and all interest accrued on all Notes to be, and all Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. When any Event of Default described in paragraph (i),
(j) or (k) of Sec. 6.1 has occurred, then all outstanding Notes shall immediately become due and payable without presentment, demand or notice of any kind. Upon the Notes becoming due and payable as a result of any Event of Default as aforesaid, the Company will forthwith pay to the holders of the Notes the entire principal and interest accrued on the Notes and, to the extent not prohibited by applicable law, an amount as liquidated damages for the loss of the bargain evidenced hereby (and not as a penalty) equal to the Make-Whole Amount, determined as of the date on which the Notes shall so become due and payable. No course of dealing on the part of the holder or holders of any Notes nor any delay or failure on the part of any holder of Notes to exercise any right shall operate as a waiver of such right or otherwise prejudice such holder's rights, powers and remedies.
The Company further agrees, to the extent permitted by law, to pay to the holder or holders of the Notes all costs and expenses incurred by them in the collection of any Notes upon any default hereunder or thereon, including reasonable compensation to such holder's or holders' attorneys for all services rendered in connection therewith.

     Section 6.4. Rescission of Acceleration. The provisions of Sec. 6.3 are subject to the condition that if the principal of and accrued interest on all or any outstanding Notes have been declared immediately due and payable by reason of the occurrence of any Event of Default described in paragraphs (a) through (h), inclusive, of Sec. 6.1, the holders of 50% or more in aggregate principal amount of the Notes then outstanding may, by written instrument filed with the Company, rescind and annul such declaration and the consequences thereof, provided that at the time such declaration is annulled and rescinded:

          (a) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement;

          (b) all arrears of interest upon all the Notes and all other sums payable under the Notes and under this Agreement (except any principal, interest or premium on the Notes which has become due and payable solely by reason of such declaration under Sec. 6.3) shall have been duly paid; and

          (c) each and every other Default and Event of Default shall have been made good, cured or waived pursuant to Sec. 7.1;

and provided further, that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereto.


SECTION 7.   AMENDMENTS, WAIVERS AND CONSENTS.

     Section 7.1. Consent Required. Any term, covenant, agreement or condition of this Agreement may, with the consent of the Company, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the holders of at least 66-2/3% in aggregate principal amount of outstanding Notes; provided that without the written consent of the holders of all of the Notes then outstanding, no such amendment or waiver shall be effective (a) which will change the time of payment (including any prepayment required by Sec. 2.1) of the principal of or the interest on any Note or change the principal amount thereof or reduce the rate of interest thereon, or (b) which will change any of the provisions with respect to required or optional prepayments, or (c) which will change the percentage of holders of the Notes required to consent to any such amendment or waiver of any of the provisions of this Sec. 7 or Sec. 6.

     Section 7.2. Solicitation of Holders. So long as there are any Notes outstanding, the Company will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement or the Notes unless each holder of Notes (irrespective of the amount of Notes then owned by it) shall be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto. The Company will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any holder of Notes as consideration for or as an inducement to entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions of this Agreement or the Notes unless such remuneration is concurrently offered, on the same terms, ratably to the holders of all Notes then outstanding.

     Section 7.3. Effect of Amendment or Waiver. Any such amendment or waiver shall apply equally to all of the holders of the Notes and shall be binding upon them, upon each future holder of any Note and upon the Company, whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.


SECTION 8.   INTERPRETATION OF AGREEMENT; DEFINITIONS.

     Section 8.1. Definitions. Unless the context otherwise requires, the terms hereinafter set forth when used herein shall have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

     "Affiliate" shall mean any Person (other than a Restricted Subsidiary) (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company, (b) which beneficially owns or holds 5% or more of any class of the Voting Stock of the Company or (c) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by the Company or a Subsidiary.
The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.

     "Attributable Indebtedness" shall mean in connection with a Sale and Leaseback Transaction not satisfying the requirements of Sec. 5.9(a) hereof, as of the date of any determination thereof, an amount equal to the lesser of (a) the fair market value of the property or assets which is or are the subject of the Sale and Leaseback Transaction (as reasonably determined in good faith by the Board of Directors of the Company at or about the time of the consummation of such Sale and Leaseback Transaction) and (b) the aggregate amount of the Rentals due and to become due (discounted from the respective due dates thereof to such date at the interest rate implicit in such lease per annum, with all such discounts to be computed on the basis on a 360-day year of twelve 30-day months, and otherwise in accordance with GAAP) under the lease relating to such Sale and Leaseback Transaction.

     "Business Day" means any day other than a Saturday, Sunday or other day on which banks in St. Louis, Missouri or New York, New York are required by law to close or are customarily closed.

     "Capitalized Lease" shall mean any lease the obligation for Rentals with respect to which is required to be capitalized on a consolidated balance sheet of the lessee and its subsidiaries in accordance with GAAP.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Capitalized Rentals" of any Person shall mean as of the date of any determination thereof the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which such Person is a lessee would be reflected as a liability on a consolidated balance sheet of such Person.

     "Commission" shall mean the Securities and Exchange
Commission, or any successor agency thereto.

     "Company" shall mean Angelica Corporation, a Missouri corporation, and any Person who succeeds to all, or substantially all, of the assets and business of Angelica Corporation.

     "Consolidated" when used with respect to Attributable
Indebtedness, Funded Debt or Net Worth shall mean the
Attributable Indebtedness, Funded Debt or Net Worth, as the case may be, of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Tangible Assets" shall, without duplication, mean as of the date of any determination thereof, the total amount of all assets of the Company and its Restricted
Subsidiaries less the sum of:

          (a) the amount, if any, at which intangible assets (including goodwill, trade names, trademarks, patents, organization expense and other similar intangibles but excluding acquired customer contracts and non-competition agreements) and unamortized debt discount and expense appear on a consolidated balance sheet;

          (b) any write-up of fixed assets after the date of this Agreement; and

          (c) all liabilities other than Minority Interests, deferred taxes and Consolidated Funded Debt.

     "Default" shall mean any event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

     "ERISA Affiliate" shall mean any corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in section 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA.

     "Event of Default" shall have the meaning set forth in Sec. 6.1.

     "Funded Debt" of any Person shall mean (a) all Indebtedness of such Person for borrowed money or which has been incurred in connection with the acquisition of assets in each case having a final maturity of one or more than one year from the date of determination thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of determination), (b) all Capitalized Rentals of such Person, and (c) all Guaranties by such Person of Funded Debt of others.

     "GAAP" shall mean generally accepted accounting principles at the time.

     "Guaranties" by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any Indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (b) to advance or supply funds (1) for the purchase or payment of such Indebtedness or obligation, (2) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation,
(c) to lease property or to purchase Securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (d) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

     "Indebtedness" of any Person shall mean and include all obligations of such Person which in accordance with GAAP shall be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include all (a) obligations of such Person for borrowed money or which has been incurred in connection with the acquisition of property or assets, (b) obligations secured by any Lien upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (c) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (d) Capitalized Rentals and (e) Guaranties of obligations of others of the character referred to in this definition.

     "Institutional Holder" shall mean any of the following
Persons: (a) any bank, savings and loan association, savings institution, trust company or national banking association, acting for its own account or in a fiduciary capacity, (b) any charitable foundation, (c) any insurance company, (d) any fraternal benefit society, (e) any pension, retirement or profit sharing trust or fund within the meaning of Title I of ERISA or for which any bank, trust company, national banking association or investment adviser registered under the Investment Advisers Act of 1940, as amended, is acting as trustee or agent, (f) any investment company or business development company, as defined in the Investment Company Act of 1940, as amended, (g) any small business investment company licensed under the Small Business Investment Act of 1958, as amended, (h) any broker or dealer registered under the Securities Exchange Act of 1934, as amended, or any investment adviser registered under the Investment Adviser Act of 1940, as amended, (i) any corporation, partnership, Massachusetts or similar business trust or common or collective investment vehicle, (j) any government, any public employees' pension or retirement system, or any other government agency supervising the investment of public funds, (k) any other entity all of the equity owners of which are Institutional Holders or
(l) any other Person which may be within the definition of "qualified institutional buyer" as such term is used in Rule 144A, as from time to time in effect, promulgated under the Securities Act of 1933, as amended.

     "Lien" shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, with respect to stock, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements) affecting property. For the purposes of this Agreement, the Company or a Restricted Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, Capitalized Lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute a Lien.

     "Make-Whole Amount" shall mean in connection with any prepayment or acceleration of the Notes the excess, if any, of
(a) the aggregate present value as of the date of such prepayment or payment of each dollar of principal being prepaid or paid (taking into account the application of such prepayment or payment required by Sec. 2.1) and the amount of interest (exclusive of interest accrued to the date of prepayment or payment) that would have been payable in respect of such dollar if such prepayment or payment had not been made, determined by discounting such amounts at the Reinvestment
Rate from the respective dates on which they would have been payable, over (b) 100% of the principal amount of the outstanding Notes being prepaid or paid. If the Reinvestment Rate is equal to or higher than 8.225%, the Make-Whole Amount shall be zero. For purposes of any determination of the Make-Whole Amount:

          "Reinvestment Rate" shall mean (1) the sum of .50%, plus the yield reported on page "USD" of the Bloomberg Financial Markets Services Screen (or, if not available, any other nationally recognized trading screen reporting on-line intraday trading in the United States government Securities) at 11:00 A.M. (St. Louis, Missouri time) for the United States government Securities having a maturity (rounded to the nearest month) corresponding to the remaining Weighted Average Life to Maturity of the principal of the Notes being prepaid or paid (taking into account the application of such prepayment or payment required by Sec. 2.1) or (2) in the event that no nationally recognized trading screen reporting on-line intraday trading in the United States government Securities is available, Reinvestment Rate shall mean the sum of .50%, plus the arithmetic mean of the yields for the two columns under the heading "Week Ending" published in the Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the Weighted Average Life to Maturity of the principal of the Notes being prepaid or paid (taking into account the application of such prepayment or payment required by Sec. 2.1). If no maturity exactly corresponds to such Weighted Average Life to Maturity, yields for the published maturity next longer than the Weighted Average
     Life to Maturity and for the published maturity next shorter than the Weighted Average Life to Maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the "Reinvestment Rate", the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

          "Statistical Release" shall mean the then most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded U.S. Government Securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination hereunder, then such other reasonably comparable index which shall be designated by the holders of 66-2/3% in aggregate principal amount of the outstanding Notes.

          "Weighted Average Life to Maturity" of the principal amount of the Notes being prepaid or paid shall mean, as of the time of any determination thereof, the number of years obtained by dividing the then Remaining Dollar-Years of such principal by the aggregate amount of such principal. The term "Remaining Dollar-Years" of such principal shall mean the amount obtained by (1) multiplying the amount of principal that would have become due on each scheduled payment date if such prepayment or payment had not been made by the number of years (calculated to the nearest one-twelfth) which will elapse between the date of determination and such scheduled payment date, and (2) totalling the products obtained in (1).

     "Minority Interests" shall mean any shares of stock of any class of a Restricted Subsidiary (other than directors' qualifying shares as required by law) that are not owned by the Company and/or one or more of its Restricted Subsidiaries. Minority Interests shall be valued by valuing Minority Interests constituting preferred stock at the voluntary or involuntary liquidating value of such preferred stock, whichever is greater, and by valuing Minority Interests constituting common stock at the book value of capital and surplus applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing Minority Interests in preferred stock.

     "Multiemployer Plan" shall have the same meaning as in ERISA.

     "Net Worth" shall mean, as of the date of any determination thereof, the amount of the capital stock accounts (net of treasury stock, at cost) plus (or minus in the case of a deficit) the surplus and retained earnings of the Company and its Restricted Subsidiaries determined in accordance with GAAP.

     "Overdue Rate" shall mean the lesser of (a) the maximum interest rate permitted by law and (b) 9.225% per annum.

     "Person" shall mean an individual, partnership, limited liability company, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

     "Plan" means a "pension plan," as such term is defined in ERISA, established or maintained by the Company or any ERISA Affiliate or as to which the Company or any ERISA Affiliate contributed or is a member or otherwise may have any liability.

     "Purchasers" shall have the meaning set forth in Sec. 1.1.

     "Rentals" shall mean and include as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or a Restricted Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Company or a Restricted Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

     "Reportable Event" shall have the same meaning as in ERISA.

     "Responsible Officer" shall mean the Chief Executive
Officer, the Chief Financial Officer or the Treasurer of the Company.

     "Restricted Subsidiary" shall mean each Subsidiary (a)
80% or more (by number of votes) of the Voting Stock of which is legally and beneficially owned by the Company and/or one or more Restricted Subsidiaries and (b) which has not been designated as an Unrestricted Subsidiary in Annex 1 to Exhibit B attached hereto or from time to time by the Board of Directors of the Company, provided that no Restricted Subsidiary may be designated an Unrestricted Subsidiary if, immediately after giving effect thereto, a Default or Event of Default would exist and that immediately after giving effect to the designation of such Restricted Subsidiary as an Unrestricted Subsidiary, such Subsidiary shall have no Indebtedness of or continuing investment in the capital stock or other Securities of the Company or any other Restricted Subsidiary.

     "Secured Funded Debt" shall, without duplication, mean all Indebtedness for borrowed money which is secured by a mortgage, security interest, pledge, conditional sale or other title retention agreement, or other Lien upon any assets of the Company or a Restricted Subsidiary but shall not include Capitalized Rentals, or liabilities in connection with industrial revenue bond financing or pollution control bond financing.

     "Security" shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

     The term "subsidiary" shall mean as to any particular parent corporation any corporation of which more than 50% (by number of votes) of the Voting Stock shall be beneficially owned, directly or indirectly, by such parent corporation. The term "Subsidiary" shall mean a subsidiary of the Company.

     "Unrestricted Subsidiary" shall mean any Subsidiary which is designated as an Unrestricted Subsidiary in Annex 1 to Exhibit B attached hereto or from time to time by the Board of Directors of the Company, provided that no Restricted Subsidiary may be designated an Unrestricted Subsidiary if, immediately after giving effect thereto, a Default or Event of Default would exist.

     "Voting Stock" shall mean Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

     "Wholly-owned" when used in connection with any Subsidiary shall mean a Subsidiary of which all of the issued and outstanding shares of stock (except shares required as directors' qualifying shares) and all Indebtedness for borrowed money shall be owned by the Company and/or one or more of its Wholly-owned Subsidiaries.

     Section 8.2. Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

     Section 8.3. Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.


SECTION 9.   MISCELLANEOUS.

     Section 9.1. Registered Notes. The Company shall cause to be kept at its principal office a register for the registration and transfer of the Notes (hereinafter called the "Note Register"), and the Company will register or transfer or cause to be registered or transferred, as hereinafter provided any Note issued pursuant to this Agreement.

     At any time and from time to time the registered holder of any Note which has been duly registered as hereinabove provided may transfer such Note upon surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or its attorney duly authorized in writing.

     The Person in whose name any registered Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes of this Agreement. Payment of or on account of the principal, premium, if any, and interest on any registered Note shall be made to or upon the written order of such registered holder.

     Section 9.2. Exchange of Notes. At any time and from time to time, upon not less than ten days' notice to that effect given by the holder of any Note initially delivered or of any Note substituted therefor pursuant to Sec. 9.1, this Sec. 9.2 or Sec. 9.3, and, upon surrender of such Note at its office, the Company will deliver in exchange therefor, without expense to such holder, except as set forth below, a Note for the same aggregate principal amount as the then unpaid principal amount of the Note so surrendered, or Notes in the denomination of $500,000 or any amount in excess thereof as such holder shall specify, dated as of the date to which interest has been paid on the Note so surrendered or, if such surrender is prior to the payment of any interest thereon, then dated as of the date of issue, registered in the name of such Person or Persons as may be designated by such holder, and otherwise of the same form and tenor as the Notes so surrendered for exchange. The Company may require the payment of a sum sufficient to cover any stamp tax or governmental charge imposed upon such exchange or transfer.

     Section 9.3. Loss, Theft, Etc. of Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of any Note, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation upon surrender and cancellation of the Note, the Company will make and deliver without expense to the holder thereof, a new Note, of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note. If the Purchaser or any subsequent Institutional Holder is the owner of any such lost, stolen or destroyed Note, then the affidavit of an authorized officer of such owner, setting forth the fact of loss, theft or destruction and of its ownership of such Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof and no further indemnity shall be required as a condition to the execution and delivery of a new Note other than the written agreement of such owner to indemnify the Company.

     Section 9.4. Expenses, Stamp Tax Indemnity. Whether or not the transactions herein contemplated shall be consummated, the Company agrees to pay directly all of your reasonable out-of-pocket expenses in connection with the preparation, execution and delivery of this Agreement and the transactions contemplated hereby, including but not limited to the reasonable charges and disbursements of Chapman and Cutler, your special counsel, duplicating and printing costs and charges for shipping the Notes, adequately insured to you at your home office or at such other place as you may designate, and all such expenses relating to any amendment, waivers or consents pursuant to the provisions hereof (whether or not the same are actually executed and delivered), including, without limitation, any amendments, waivers, or consents resulting from any work-out, renegotiation or restructuring relating to the performance by the Company of its obligations under this Agreement and the Notes. The Company also agrees to pay, within five Business Days of receipt thereof, supplemental statements of Chapman and Cutler for disbursements unposted or not incurred as of the Closing Date. The Company further agrees that it will pay and save you harmless against any and all liability with respect to stamp and other taxes, if any, which may be payable or which may be determined to be payable in connection with the execution and delivery of this Agreement or the Notes, whether or not any Notes are then outstanding. The Company agrees to protect and indemnify you against any liability for any and all brokerage fees and commissions payable or claimed to be payable to any Person in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, the Company agrees to pay the cost of obtaining a private placement number for the Notes and authorizes the submission of such information as may be required by Standard & Poor's CUSIP Service Bureau for the purpose of obtaining such number.

     Section 9.5. Powers and Rights Not Waived; Remedies Cumulative. No delay or failure on the part of the holder of any
Note in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies of the holder of any Note are cumulative to, and are not exclusive of, any rights or remedies any such holder would otherwise have.

     Section 9.6. Notices. All communications provided for hereunder shall be in writing and, if to you, delivered or mailed prepaid by overnight air courier or by facsimile communication, in each case addressed to you at your address appearing on
Schedule I to this Agreement or such other address as you or the subsequent holder of any Note initially issued to you may designate to the Company in writing, and if to the Company, delivered or mailed by prepaid overnight air courier or by facsimile communication, to the Company at 424 South Woods Mill Road, Chesterfield, Missouri 63017, Attention: Chief Financial Officer or to such other address as the Company may in writing designate to you or to a subsequent holder of the Note initially issued to you; provided, however, that a notice to you by overnight air courier shall only be effective if delivered to you at a street address designated for such purpose in Schedule I, and a notice to you by facsimile communication shall only be effective if made by confirmed transmission to you at a telephone number designated for such purpose in Schedule I, or, in either case, as you or a subsequent holder of any Note initially issued to you may designate to the Company in writing.

     Section 9.7. Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to your benefit and to the benefit of your successors and assigns, including each successive holder or holders of any Notes; provided, however, that no transferee of the Notes purchased by you hereunder other than a transferee which is an Institutional Holder shall be entitled to the benefits of Sec. 5.14(f) hereof.

     Section 9.8. Survival of Covenants and Representations. All covenants, representations and warranties made by the Company herein and in any certificates delivered pursuant hereto, whether or not in connection with the Closing Date, shall survive the closing and the delivery of this Agreement and the Notes.

     Section 9.9. Severability. Should any part of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid or unenforceable.

     Section 9.10. Governing Law. This Agreement and the Notes issued and sold hereunder shall be governed by and construed in accordance with Missouri law.

     Section 9.11. Captions. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

     The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

                                    ANGELICA CORPORATION



                                    By  /s/ T. M. Armstrong
                                      ---------------------------------
                                      Its Senior Vice President and
                                      Chief Financial Officer

     Accepted as of May 1, 1995.
                   -------

                                    NATIONWIDE LIFE INSURANCE COMPANY

                                    By /s/ John G. Powles
                                      ---------------------------------
                                      Its John G. Powles
                                          Vice President - Subsidiary &
                                          Affiliate Investments

     The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

                                    ANGELICA CORPORATION



                                    By /s/ T. M. Armstrong
                                      ---------------------------------
                                      Its Senior Vice President and
                                      Chief Financial Officer

     Accepted as of May 1, 1995.
                   -------

                                    AMERICAN UNITED LIFE INSURANCE
                                      COMPANY

                                    By /s/ Kent R. Adams
                                      ---------------------------------
                                      Its Kent R. Adams
                                          Vice President

     The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

                                    ANGELICA CORPORATION



                                    By /s/ T. M. Armstrong
                                      ---------------------------------
                                      Its Senior Vice President and
                                      Chief Financial Officer

     Accepted as of May 1, 1995.
                   -------

                                    AID ASSOCIATION FOR LUTHERANS


                                    By /s/ James Abitz
                                      ---------------------------------
                                      Its James Abitz
                                          Vice President - Securities

     The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

                                    ANGELICA CORPORATION



                                    By /s/ T. M. Armstrong
                                      ---------------------------------
                                      Its Senior Vice President and
                                      Chief Financial Officer

     Accepted as of May 1, 1995.
                   -------

                                    MODERN WOODMEN OF AMERICA


                                    By /s/ J. V. Standaert
                                      ---------------------------------
                                      Its National Secretary
                                          J. V. Standaert

                       NAMES AND ADDRESSES OF PURCHASERS
                           AND AMOUNTS OF COMMITMENTS



                                                           PRINCIPAL AMOUNT
     NAME AND ADDRESS                                       OF NOTES TO BE
       OF PURCHASER                                           PURCHASED

NATIONWIDE LIFE INSURANCE COMPANY                            $10,000,000
One Nationwide Plaza
Columbus, Ohio  43215-2220
Attention:  Corporate Fixed-Income Securities

Payments


All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds
(identifying each payment as "Angelica Corporation, 8.225% Senior
Notes due 2006, PPN 034663 B@ 2, principal or interest") to:

          Morgan Guaranty Trust Company of New York
          ABA #021-000-238
          JOURNAL #999-99-024
          F/A/O Nationwide Life Insurance Company Custody
               A/C #71615
          Attention:  Custody Service Dept.

Notices


All notices of payment, on or in respect of the Notes and written confirmation of each such payment to:

          Nationwide Life Insurance Company
          One Nationwide Plaza (1-32-09)
          Columbus, Ohio  43215-2220
          Attention:  Corporate Money Management

All notices and communications other than those in respect of payments to be addressed as follows:

          Nationwide Life Insurance Company
          One Nationwide Plaza (1-33-07)
          Columbus, Ohio  43215-2220
          Attention:  Corporate Fixed-Income Securities

Name of Nominee in which Notes are to be issued:  None

Tax Identification No.: 31-4156830


                              SCHEDULE I
                         (to Note Agreement)

                                                           PRINCIPAL AMOUNT
     NAME AND ADDRESS                                       OF NOTES TO BE
       OF PURCHASER                                           PURCHASED

AMERICAN UNITED LIFE INSURANCE COMPANY                       $10,000,000
One American Square                                          (5 Notes in
Post Office Box 368                                           $2,000,000
Indianapolis, Indiana  46206                                 Denominations)
Attention:  Securities Department

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds
(identifying each payment as "Angelica Corporation, 8.225% Senior
Notes due 2006, PPN 034663 B@ 2, principal or interest") to:

     Bank of America (ABA #071000039)
     Trust Securities
     Level A, Clark Street, Window 41
     231 South LaSalle Street
     Chicago, Illinois  60697

     for credit to:  American United Life Insurance Company
     Account Number 303010006983

Notices

All notices and communications, including notices with respect to payments and written confirmation of each such payment, to be addressed as first provided above.

Name of Nominee in which Notes are to be issued:  None

Taxpayer I.D. Number:  35-0145825

                                                           PRINCIPAL AMOUNT
     NAME AND ADDRESS                                       OF NOTES TO BE
       OF PURCHASER                                           PURCHASED

AID ASSOCIATION FOR LUTHERANS                                 $5,000,000
432l North Ballard Road
Appleton, Wisconsin  54919
Attention:  Investment Department

Payments

All payments of principal, interest and premium on the account of the Notes shall be made by bank wire transfer (in immediately available funds) to:

     Harris Trust and Savings Bank, Chicago (ABA #071 000 288)
     A/C Number 109-211-3
     Attention:  Trust Collection/P&I
     Reference Information:
     Angelica Corporation
     8.225%, Senior Notes
     2006
     PPN 034663 B@ 2
     Payable Date
     Principal and interest breakdown

Notices

All notices on or in respect to the Notes and written confirmation of each such payment to be addressed to:

     Aid Association for Lutherans
     4321 North Ballard Road
     Appleton, Wisconsin  54919
     Attention:  Investment Accounting

All corporate action notices to be addressed to:

     Harris Trust and Savings Bank
     111 West Monroe Street
     Chicago, Illinois  60690
     Attention:  Institutional Custody-5E

All other notices and communications to be addressed as first provided above.

Name of Nominee in which Notes are to be issued:  None

Taxpayer I.D. Number:  39-0123480

                                                           PRINCIPAL AMOUNT
     NAME AND ADDRESS                                       OF NOTES TO BE
       OF PURCHASER                                           PURCHASED

MODERN WOODMEN OF AMERICA                                     $5,000,000
1701 1st Avenue
Rock Island, Illinois  61201
Attention:  Investment Department
Telecopier Number:  (309) 786-1701

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds
(identifying each payment as "Angelica Corporation, 8.225% Senior
Notes due 2006, PPN 034663 B@ 2, principal or interest") to:

     Harris Trust and Savings Bank (ABA #071000288)
     111 West Monroe Street
     Chicago, Illinois  60690

     for credit to:  Modern Woodmen of America
     Account Number 347 904 5

Notices

All notices and communications, including notices with respect to payments and written confirmation of each such payment, to be addressed as first provided above.

Name of Nominee in which Notes are to be issued:  None

Taxpayer I.D. Number:  36-149-3430

                FUNDED DEBT OF THE COMPANY AND ITS
                SUBSIDIARIES AS OF MARCH 25, 1995

UNSECURED DEBT:

Prudential Insurance Company
  of America                             Unsecured              $33,375,000

Prudential Insurance Company             Unsecured              $10,000,000

Nationwide Life Insurance Company        Unsecured              $22,000,000

Employers Life Insurance Company
  of Wausaw                              Unsecured              $ 3,000,000
                                                                -----------
                                                                $68,375,000
                                                                -----------
PROPERTY SUBJECT TO LIENS:

First Union National Bank                Alamo, TN
                                         Distribution Center    $ 2,587,500

City of Lorain, OH                       Real Estate
                                         1820 Iowa Avenue
                                         Lorain, OH             $   145,557

City of Philadelphia, PA                 Real Estate
                                         58th and Lindbergh
                                         Philadelphia, PA       $   296,845

Small Business Administration            Real Estate
                                         3939 Market Street
                                         San Diego, CA          $   320,051
                                                                -----------
                                                                $ 3,349,953
                                                                -----------
COMPANY-OWNED LIFE INSURANCE:

Various Insurance Companies              Life Insurance
                                         Proceeds               $   336,808
                                                                -----------

CAPITALIZED LEASES:

City of Louisville                       Louisville, MS         $    36,540
City of Louisville                       Louisville, MS         $    52,213
Tallahatchie County, MS                  Sumner, MS             $    90,826
                                                                -----------
                                                                $   179,579
                                                                -----------
                                                                $72,241,340
                                                                ===========

                               SCHEDULE II
                           (to Note Agreement)

        LIENS SECURING FUNDED DEBT (INCLUDING CAPITALIZED LEASES)
                          AS OF MARCH 25, 1995


                                                                 AMOUNT OF
DESCRIPTION OF OUTSTANDING LIEN                                SECURED DEBT
- -------------------------------                                ------------
PROPERTY SUBJECT TO LIENS:

First Union National Bank              Alamo, TN
                                       Distribution Center      $2,587,500

City of Lorain, OH                     Real Estate
                                       1820 Iowa Avenue
                                       Lorain, OH               $  145,557

City of Philadelphia, PA               Real Estate
                                       58th and Lindbergh
                                       Philadelphia, PA         $  296,845

Small Business Administration          Real Estate
                                       3939 Market Street
                                       San Diego, CA            $  320,051
                                                                ----------
                                                                $3,349,953
                                                                ----------

CAPITALIZED LEASES:

City of Louisville                     Louisville, MS           $   36,540
City of Louisville                     Louisville, MS           $   52,213
Tallahatchie County, MS                Sumner, MS               $   90,826
                                                                ----------
                                                                $  179,579
                                                                ----------

COMPANY-OWNED LIFE INSURANCE:

Various Insurance Companies            Life Insurance
                                       Proceeds                 $  336,808
                                                                ----------
                                                                $3,866,340
                                                                ==========


                              SCHEDULE III
                           (to Note Agreement)

                           ANGELICA CORPORATION

                            8.225% Senior Note
                             Due May 1, 2006

No. R-------                                             ---------, ----

$                                                        PPN 034663 B@ 2

     ANGELICA CORPORATION, a Missouri corporation (the
"Company"), for value received, hereby promises to pay to

                         or registered assigns
                     on the first day of May, 2006
                        the principal amount of

                                                DOLLARS ($--------------)
and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the principal amount from time to time remaining unpaid hereon at the rate of 8.225% per annum from the date hereof until maturity, payable quarterly on the first day of each February, May, August and November in each year (commencing on the first of such dates after the date hereof) and at maturity. The Company agrees to pay interest on overdue principal (including any overdue required or optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest, at the Overdue Rate after the due date, whether by acceleration or otherwise, until paid. "Overdue Rate" shall mean the lesser of
(a) the maximum interest rate permitted by law and (b) 9.225% per annum.

     Both the principal hereof and interest hereon are payable at the principal office of the Company in Chesterfield, Missouri in coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts. If any amount of principal, premium, if any, or interest on or in respect of this Note becomes due and payable on any date which is not a Business Day, such amount shall be payable on the next succeeding Business Day. "Business Day" means any day other than a Saturday, Sunday or other day on which banks in St. Louis, Missouri or New York, New York are required by law to close or are customarily closed.

     This Note is one of the 8.225% Senior Notes due May 1, 2006 (the "Notes") of the Company in the aggregate principal amount of $30,000,000 issued or to be issued under and pursuant to the terms and provisions of the separate Note Agreements, each dated as of March 1, 1995 (collectively, the "Note Agreements"), entered into by the Company with the original Purchasers therein referred to and this Note and the holder hereof are entitled equally and ratably with the holders of all other Notes outstanding under the Note Agreements to all the benefits provided for thereby or referred to therein. Reference is hereby made to the Note Agreements for a statement of such rights and benefits.

                           EXHIBIT A
                      (to Note Agreement)

     This Note and the other Notes outstanding under the Note
Agreements may be declared due prior to their expressed maturity dates, all in the events, on the terms and in the manner and amounts as provided in the Note Agreements.

     The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the premium, if any, set forth in the Note Agreements.

     This Note is registered on the books of the Company and is transferable only by surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Note or its attorney duly authorized in writing. Payment of or on account of principal, premium, if any, and interest on this Note shall be made only to or upon the order in writing of the registered holder.

                                    ANGELICA CORPORATION



                                    By----------------------------------
                                      Its Senior Vice President and
                                      Chief Financial Officer

                   REPRESENTATIONS AND WARRANTIES

     The Company represents and warrants to you as follows:

          1. Subsidiaries. Annex 1 attached hereto states the name of each of the Company's Subsidiaries, its jurisdiction of incorporation and the percentage of its Voting Stock owned by the Company and/or its Subsidiaries. Those Subsidiaries listed in Section 1 of said Annex 1 constitute Restricted Subsidiaries. The Company and each Subsidiary has good and marketable title to all of the shares it purports to own of the stock of each Subsidiary, free and clear in each case of any Lien. All such shares have been duly issued and are fully paid and non-assessable.

          2.   Corporate Organization and Authority.  The
     Company, and each Restricted Subsidiary,

              (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation;

              (b) has all requisite power and authority and all necessary licenses and permits to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted;
          and

              (c) is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction wherein the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary.

          3. Company Disclosures. You have heretofore been furnished with a copy of the Company's Fiscal 1994 Annual Report, as well as the Form 10-Q's dated as of June 2, 1994, August 31, 1994 and December 2, 1994 and Interim Reports dated May 19, 1994, August 18, 1994 and November 17, 1994 (collectively, the "Company Disclosures").

          4. Financial Statements. (a) The consolidated balance sheets of the Company and its consolidated Subsidiaries as of January 29, 1994, January 30, 1993, February 1, 1992, January 26, 1991 and January 27, 1990 and the statements of income and retained earnings and changes in financial position or cash flows, as the case may be, for the fiscal years ended on said dates, each accompanied by a report thereon containing an opinion unqualified as to scope limitations imposed by the Company and otherwise without qualification except as therein noted, by Arthur Andersen & Co., have been prepared in accordance with GAAP consistently applied except as therein noted, are correct and complete and present fairly, in all material respects, the financial position of the Company and its Subsidiaries as of such dates and the results of their operations and changes in their financial position or cash flows for such periods.

                              EXHIBIT B
                         (to Note Agreement)

         (b) Since January 29, 1994, there has been no change in the condition, financial or otherwise, of the Company and its consolidated Subsidiaries as shown on the consolidated balance sheet as of such date except changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse.

          5. Indebtedness. Schedule II to the Note Agreement correctly describes all Indebtedness for borrowed money of the Company and its Restricted Subsidiaries outstanding on March 25, 1995.

          6. Full Disclosure. Neither the financial statements referred to in paragraph 4 hereof nor the Agreements, the Company Disclosures or any other written statement furnished by the Company to you in connection with the negotiation of the sale of the Notes, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading.
     There is no fact peculiar to the Company or its Subsidiaries which the Company has not disclosed to you in writing which materially affects adversely nor, so far as the Company can now foresee, will materially affect adversely the properties, business, prospects, profits or financial condition of the Company and its Restricted Subsidiaries, taken as a whole.

          7. Pending Litigation. There are no proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Restricted Subsidiary in any court or before any governmental authority or arbitration board or tribunal which involve the possibility of materially and adversely affecting the properties, business, prospects, profits or financial condition of the Company and its Restricted Subsidiaries.

          8. Title to Properties. The Company and each Restricted Subsidiary has good and marketable title in fee simple (or its equivalent under applicable law) to all material parcels of real property and has good title to all the other material items of property it purports to own, including that reflected in the most recent balance sheet referred to in paragraph 4 hereof, except as sold or otherwise disposed of in the ordinary course of business and except for Liens permitted by the Agreements.

          9. Patents and Trademarks. The Company and each Restricted Subsidiary owns or possesses all the patents, trademarks, trade names, service marks, copyrights, licenses and rights with respect to the foregoing necessary for the present and planned future conduct of its business, without any known conflict with the rights of others, the non-ownership or non-possession of which, as the case may be, would materially and adversely affect the properties, business, prospects, profits or financial condition of the Company and the Restricted Subsidiaries, taken as a whole.

         10. Sale is Legal and Authorized. The sale of the Notes and compliance by the Company with all of the provisions of the Agreements and the Notes--

              (a)   are within the corporate powers of the
          Company;

              (b) will not violate any provisions of any law or any order of any court or governmental authority or agency and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under the Restated Articles of Incorporation or By-laws of the Company or any indenture or other agreement or instrument to which the Company is a party or by which it may be bound or result in the imposition of any Liens or encumbrances on any property of the Company; and

              (c) have been duly authorized by proper corporate action on the part of the Company (no action by the stockholders of the Company being required by law, by the Restated Articles of Incorporation or By-laws of the Company or otherwise), executed and delivered by the Company and the Agreements and the Notes constitute the legal, valid and binding obligations, contracts and agreements of the Company enforceable in accordance with their respective terms.

         11. No Defaults. No Default or Event of Default has occurred and is continuing. The Company is not in default in the payment of principal or interest on any Indebtedness for borrowed money and is not in default under any instrument or instruments or agreements under and subject to which any Indebtedness for borrowed money has been issued and no event has occurred and is continuing under the provisions of any such instrument or agreement which with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder.

         12. Governmental Consent. No approval, consent or withholding of objection on the part of any regulatory body, state, Federal or local, is necessary in connection with the execution and delivery by the Company of the Agreements or the Notes or compliance by the Company with any of the provisions of the Agreements or the Notes.

         13. Taxes. All tax returns required to be filed by the Company or any Restricted Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon the Company or any Restricted Subsidiary or upon any of their respective properties, income or franchises, which are shown to be due and payable in such returns have been paid. For all taxable years ending on or before January 26, 1991 the Federal income tax liability of the Company and its Restricted Subsidiaries has been satisfied and either the period of limitations on assessment of additional Federal income tax has expired or the Company and its Restricted Subsidiaries have entered into an agreement with the Internal Revenue Service closing conclusively the total tax liability for the taxable year. The Company does not know of any proposed additional tax assessment against it for which adequate provision has not been made on its accounts, and no material controversy in respect of additional Federal or state income taxes due since said date is pending or to the knowledge of the Company threatened. The provisions for taxes on the books of the Company and each Restricted Subsidiary are adequate for all open years, and for its current fiscal period.

         14. Use of Proceeds. The net proceeds from the sale of the Notes will be used for general corporate purposes. None of the transactions contemplated in the Agreements (including, without limitation thereof, the use of proceeds from the issuance of the Notes) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulation issued pursuant thereto, including, without limitation, Regulations G, T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. Neither the Company nor any Subsidiary owns or intends to carry or purchase any "margin stock" within the meaning of said Regulation G. None of the proceeds from the sale of the Notes will be used to purchase, or refinance any borrowing the proceeds of which were used to purchase, any "security" within the meaning of the Securities Exchange Act of 1934, as amended.

         15. Private Offering. Neither the Company, directly or indirectly, nor any agent on its behalf has offered or will offer the Notes or any similar Security or has solicited or will solicit an offer to acquire the Notes or any similar Security from any Person so as to bring the issuance and sale of the Notes within the provisions of
     Section 5 of the Securities Act of 1933, as amended.

         16. ERISA. The consummation of the transactions provided for in the Agreements and compliance by the Company with the provisions thereof and the Notes issued thereunder will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code. Each Plan complies in all material respects with all applicable statutes and governmental rules and regulations, and (a) no Reportable Event has occurred and is continuing with respect to any Plan, (b) neither the Company nor any ERISA Affiliate has withdrawn from any Plan or Multiemployer Plan or instituted steps to do so except where such withdrawal would not materially adversely effect the business, prospects, profits, properties or financial condition of the Company and its Restricted Subsidiaries, taken as a whole, and (c) no steps have been instituted to terminate any Plan, except where such termination would not materially adversely effect the business, prospects, profits, properties or financial condition of the Company and its Restricted Subsidiaries, taken as a whole. No condition exists or event or transaction has occurred in connection with any Plan which could result in the incurrence by the Company or any ERISA Affiliate of any material liability, fine or penalty. No Plan maintained by the Company or any ERISA Affiliate, nor any trust created thereunder, has incurred any "accumulated funding deficiency" as defined in Section 302 of ERISA nor does the present value of all benefits vested under all Plans exceed, as of the last annual valuation date, the value of the assets of the Plans allocable to such vested benefits. Neither the Company nor any ERISA Affiliate has any contingent liability with respect to any post-retirement "welfare benefit plan" (as such term is defined in ERISA) except as has been disclosed to the Purchasers.

         17. Compliance with Law. Neither the Company nor any Restricted Subsidiary (a) is in violation of any law, ordinance, franchise, governmental rule or regulation to which it is subject; or (b) has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of its property or to the conduct of its business, which violation or failure to obtain would materially adversely affect the business, prospects, profits, properties or financial condition of the Company and its Restricted Subsidiaries, taken as a whole, or impair the ability of the Company to perform its obligations contained in the Agreements or the Notes.
     Neither the Company nor any Restricted Subsidiary is in default with respect to any order of any court or governmental authority or arbitration board or tribunal.

         18. Compliance with Environmental Laws. To the best of its knowledge after reasonable investigation, the Company is not in violation of any applicable Federal, state, or local laws, statutes, rules, regulations or ordinances relating to public health, safety or the environment, including, without limitation, relating to releases, discharges, emissions or disposals to air, water, land or ground water, to the withdrawal or use of ground water, to the use, handling or disposal of polychlorinated biphenyls (PCB's), asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances (including, without limitation, petroleum, crude oil or any fraction thereof, or other hydrocarbons), pollutants or contaminants, to exposure to toxic, hazardous or other controlled, prohibited or regulated substances which violation could have a material adverse effect on the business, prospects, profits, properties or financial condition of the Company and its Restricted Subsidiaries, taken as a whole. The Company does not know of any liability or class of liability of the Company or any Restricted Subsidiary under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), or the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C.
     Section 6901 et seq.).

                            SUBSIDIARIES OF THE COMPANY

1.   RESTRICTED SUBSIDIARIES

                                                             Percentage of
                                                          Voting Stock Owned
       Name of                    Jurisdiction of           by Company and
     Subsidiary                    Incorporation         each other Subsidiary
     ----------                   ---------------        ---------------------
Angelica Realty Co.                California                    100%
Angelica Healthcare Services
      Group, Inc.                  California                    100%
Angelica International, Ltd.       Canada                        100%
Angelica Holdings Limited<F**>     United Kingdom                100%
Angelica Healthcare Services
      Group, Inc.                  New York                      100%
Southern Service Company           California                    100%
Angelica Uniform Company
      of Nevada                    Nevada                        100%
Industrias Textiles El Curu        Costa Rica                    100%
Seven Hundred Rosedale
  Redevelopment Corporation        Missouri                      100%

Retail operations of the Company include a chain of 264 (as of January 28, 1995) retail uniform specialty shops known as "Life Uniform & Shoe Shops,"
"Z & H Uniform," "Uniforms Unlimited," and "House of Uniforms." All shops operating in a specific state form one company incorporated under the laws of that state, except for 21 stores located in Pennsylvania, New Jersey and Delaware which are part of a corporation incorporated under the laws of Pennsylvania. All such corporations are wholly-owned subsidiaries of the Company.

<F**>Parent Company of Angelica International, Limited, an United Kingdom
corporation, all of whose voting securities are owned by Angelica Holdings Limited.

All of the above subsidiaries are included in the financial statements filed herewith.

2.   SUBSIDIARIES (OTHER THAN RESTRICTED SUBSIDIARIES):

                                                             Percentage of
                                                          Voting Stock Owned
       Name of                    Jurisdiction of           by Company and
     Subsidiary                    Incorporation         each other Subsidiary
     ----------                   ---------------        ---------------------
       None


                                 ANNEX 1
                             (to Exhibit B)

         DESCRIPTION OF SPECIAL COUNSEL'S CLOSING OPINION


     The closing opinion of Chapman and Cutler, special counsel to the Purchasers, called for by Sec. 4.1 of the Note Agreements, shall be dated the Closing Date and addressed to the Purchasers, shall be satisfactory in form and substance to the Purchasers and shall be to the effect that:

          1. The Company is a corporation, validly existing and in good standing under the laws of the State of Missouri and has the corporate power and the corporate authority to execute and deliver the Note Agreements and to issue the Notes.

          2. The Note Agreements have been duly authorized by all necessary corporate action on the part of the Company, have been duly executed and delivered by the Company and constitute the legal, valid and binding contracts of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

          3. The Notes have been duly authorized by all necessary corporate action on the part of the Company, have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

          4. The issuance, sale and delivery of the Notes under the circumstances contemplated by the Note Agreements does not, under existing law, require the registration of the Notes under the Securities Act of 1933, as amended, or the qualification of an indenture under the Trust Indenture Act of 1939, as amended.

     The opinion of Chapman and Cutler shall also state that the opinion of Jill Witter, Esq. is satisfactory in scope and form to Chapman and Cutler and that, in their opinion, the Purchasers are justified in relying thereon.

     In rendering the opinion set forth in paragraph 1 above, Chapman and Cutler may rely solely upon an examination of the Restated Articles of Incorporation certified by, and a certificate of good standing of the Company from, the Secretary of State of the State of Missouri, the By-laws of the Company and the general business corporation law of the State of Missouri. The opinion of Chapman and Cutler is limited to the laws of the State of Illinois, the general business corporation law of the State of Missouri and the Federal laws of the United States.

     With respect to matters of fact upon which such opinion is based, Chapman and Cutler may rely on appropriate certificates of public officials and officers of the Company.

                           EXHIBIT C
                      (to Note Agreement)

    DESCRIPTION OF CLOSING OPINION OF COUNSEL TO THE COMPANY


     The closing opinion of Jill Witter, Esq., General Counsel for the Company, which is called for by Sec. 4.1 of the Note Agreements, shall be dated the Closing Date and addressed to the Purchasers, shall be satisfactory in scope and form to the Purchasers and shall be to the effect that:

          1. The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Missouri, has the corporate power and the corporate authority to execute and perform the Note Agreements and to issue the Notes and has the full corporate power and the corporate authority to conduct the activities in which it is now engaged and is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it makes such licensing or qualification necessary.

          2. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly licensed or qualified and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it makes such licensing or qualification necessary and all of the issued and outstanding shares of capital stock of each such Subsidiary have been duly issued, are fully paid and non-assessable and are owned by the Company, by one or more Subsidiaries, or by the Company and one or more Subsidiaries.

          3. Each Note Agreement has been duly authorized by all necessary corporate action on the part of the Company, has been duly executed and delivered by the Company and constitutes the legal, valid and binding contract of the Company enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

          4. The Notes have been duly authorized by all necessary corporate action on the part of the Company, have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

          5. No approval, consent or withholding of objection on the part of, or filing, registration or qualification with, any governmental body, Federal, state or local, is necessary in connection with the execution, delivery and performance of the Note Agreements or the Notes.


                           EXHIBIT D
                      (to Note Agreement)

          6. The issuance and sale of the Notes and the execution, delivery and performance by the Company of the Note Agreements do not conflict with or result in any breach of any of the provisions of or constitute a default under or result in the creation or imposition of any Lien upon any of the property of the Company pursuant to the provisions of the Restated Articles of Incorporation or By-laws of the Company or any agreement or other instrument known to such counsel to which the Company is a party or by which the Company may be bound.

          7. The issuance, sale and delivery of the Notes under the circumstances contemplated by the Note Agreements does not, under existing law, require the registration of the Notes under the Securities Act of 1933, as amended, or the qualification of an indenture under the Trust Indenture Act of 1939, as amended.

     The opinion of Jill Witter, Esq. shall cover such other matters relating to the sale of the Notes as the Purchasers may reasonably request. With respect to matters of fact on which such opinion is based, such counsel shall be entitled to rely on appropriate certificates of public officials and officers of the Company.



                                    D-2